SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2004

Novoste Corporation

(Exact name of registrant as specified in its charter)

Florida	0-20727	59-2787476
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3890 Steve Reynolds Blvd. Norcross, GA	30093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 717-0904

(Former name or former address, if changed since last report)

Item 5.	Other Events

Novoste announced on April 22, 2004 that it has signed an asset purchase agreement with Guidant Corporation pursuant to which Novoste will acquire information regarding Guidant’s vascular brachytherapy business, including the customer list of Guidant in the United States and Canada. Under the terms of the agreement, during an established transition period, which is expected to be six months, Guidant and Novoste will jointly cooperate to transition the Guidant customers to Novoste products for any customer that wishes to continue vascular brachytherapy. Guidant will discontinue its vascular brachytherapy business in the United States and Canada over the six-month period. Additionally, Guidant has agreed to not compete in the vascular brachytherapy market in the United States and Canada for a period of five years. Novoste paid the sum of $2.5 million to Guidant at the signing of the transaction and has agreed to pay a 5% royalty on its net sales of all vascular brachytherapy products in the United States and Canada, up to an additional payment of $4.0 million.

The asset purchase agreement between Novoste and Guidant is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the asset purchase agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 99.1 hereto.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

99.1.	Asset purchase agreement, dated as of April 21, 2004, between Novoste Corporation and Guidant Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVOSTE CORPORATION

Date: May 5, 2004	By:	/s/ Daniel G. Hall

Daniel G. Hall
Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1.	Asset purchase agreement, dated as of April 21, 2004, between Novoste Corporation and Guidant Corporation.